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                                                                    EXHIBIT 11.3

                       CRAWFORD & COMPANY AND SUBSIDIARIES
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                          YEAR ENDED DECEMBER 31, 1995*
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GENERAL INFORMATION:
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Net income                                                                                              $36,020,000
Weighted average common shares outstanding                                                               52,277,138
Dilutive option shares outstanding at year-end                                                            1,263,510
Option shares outstanding prior to exercise during year                                                      63,002
Average exercise price per outstanding dilutive option share                                            $      9.22
Average market price per share                                                                          $     10.55
Average market price of shares issued upon exercise during year                                         $     10.71

BASIC EARNINGS PER SHARE:
Net income                                                                                              $36,020,000
Weighted average common shares outstanding                                                               52,277,138
                                                                                                        -----------
  Basic earnings per share ($36,020,000 divided by 52,277,138)                                          $      0.69
                                                                                                        ===========

DILUTED EARNINGS PER SHARE:
Net income                                                                                              $36,020,000
                                                                                                        -----------

Weighted average common shares outstanding                                                               52,277,138
Dilutive options shares outstanding at year end                                1,263,510
Shares repurchased at $10.55
    (proceeds of $11,651,497 divided by $10.55)                               (1,104,729)
                                                                              ---------
Net additional shares issuable                                                                              158,781

Option shares outstanding prior to exercise during year                           63,002
Shares repurchased at $10.71
    (proceeds of $382,839 divided by $10.71)                                     (35,735)
                                                                              ----------
Net additional shares issuable                                                                               27,267

Contingently issuable shares related to convertible notes
    payable issued November 30, 1994                                                                        772,651
                                                                                                        -----------

Diluted weighted average shares outstanding                                                              53,235,837
                                                                                                        -----------

  Diluted earnings per share ($36,020,000 divided by 53,235,837)                                        $      0.68
                                                                                                        ===========
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* Restated to reflect the adoption of Statement of Financial Accounting
  Standards No. 128 effective December 31, 1997.